                                                         Exhibit 99.1
NEWS RELEASE                                                                                                                                                                      C2010-09
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE                                                                                                                                                                                                        Page 1

DST SYSTEMS, INC. ANNOUNCES PRIVATE PLACEMENT OF INDEBTEDNESS
AND REDEMPTION CALL FOR ITS SERIES A AND B DEBENTURES

KANSAS CITY, MO.  August 9, 2010 ─ DST Systems, Inc. (NYSE: DST) (the "Company") announces that it completed today a private placement of indebtedness.  The aggregate principal amount of the indebtedness is $370.0 million, comprised of $40.0 million of 4.19% Series A Senior Notes due August 9, 2015, $105.0 million of 4.86% Series B Senior Notes due August 9, 2017, $65.0 million of 5.06% Series C Senior Notes due August 9, 2018, and $160.0 million of 5.42% Series D Senior Notes due August 9, 2020 (collectively, the "Notes").  The Company sold the Notes pursuant to an exemption from registration under the Securities Act of 1933, as amended.  The Company will use the proceeds from the sale of the Notes (the "Proceeds") to refinance existing indebtedness and for general corporate purposes.

The Company has previously announced that holders of the Company's 4.125% Series A convertible senior debentures due 2023 (the "Series A Debentures") have a right on August 15, 2010 to put them to the Company for purchase (the "Series A Put").  The Company also announces that on September 9, 2010, it will redeem its outstanding Series A Debentures as well as its outstanding 3.625% Series B convertible senior debentures due 2023 (the "Series B Debentures").  The Proceeds will ultimately be used to facilitate the funding of such redemptions and the Series A Put.

As of July 31, 2010, the current aggregate accreted outstanding principal amounts of the Series A Debentures and Series B Debentures were $84.1 million and $168.2 million, respectively.  The debentures are further described in the Company's Form 10-K for the period ended December 31, 2009.  The terms and conditions of the redemptions are contained in a Notice of Exercise of Redemption available from our trustee The Bank of New York Mellon, telephone number 1-800-254-2826.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.